UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under rule 14a-12

Applied Micro Circuits Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INVITATION TO FISCAL 2007 ANNUAL MEETING OF STOCKHOLDERS

DATE: Tuesday, August 21, 2007

TIME: 10:00 a.m.

PLACE: AMCC Corporate Headquarters

215 Moffett Park Drive, Sunnyvale, California 94089

July 9, 2007

Dear Stockholders:

Please join me at the Annual Meeting of Stockholders of Applied Micro Circuits Corporation on August 21, 2007. At the annual meeting, we will ask you to elect seven directors and ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2008.

In addition to the formal items of business, at the annual meeting I will review our major developments over the past several months and share with you our plans for the future. You will have the opportunity to ask questions and express your views to our senior management. Members of the Board of Directors will also be present.

I am also pleased that we are one of the first companies to take advantage of the new Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. Please read the proxy statement for more information on this alternative, which we believe will allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. We have provided instructions on each of the alternative voting methods in the accompanying proxy statement. Please vote as soon as possible.

Sincerely yours,

KAMBIZ HOOSHMAND

President and Chief Executive Officer

APPLIED MICRO CIRCUITS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 21, 2007

To the Stockholders of Applied Micro Circuits Corporation:

The annual meeting of stockholders of Applied Micro Circuits Corporation will be held at our corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089 on Tuesday, August 21, 2007, at 10:00 a.m., local time, for the following purposes:

1.    To elect seven directors.

2.    To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008.

3.    To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is June 25, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Cynthia J. Moreland

Secretary

Sunnyvale, California

July 9, 2007

IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS OR, IF THIS PROXY STATEMENT WAS MAILED TO YOU, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD OR VOTE OVER THE TELEPHONE OR ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) HAS BEEN PROVIDED WITH THE PROXY CARD. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

THANK YOU FOR ACTING PROMPTLY.

APPLIED MICRO CIRCUITS CORPORATION

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 21, 2007

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I being provided with these materials?

Applied Micro Circuits Corporation (sometimes referred to as “AMCC”) is providing you with this proxy statement because our Board of Directors is soliciting your proxy to vote at our fiscal 2007 annual meeting of stockholders to be held on August 21, 2007. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. If you have received a printed copy of these materials by mail, you may simply complete, sign and return your proxy card or follow the instructions below to submit your proxy over the telephone or on the Internet. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to submit your proxy on the Internet.

We intend to mail a printed copy of this proxy statement and proxy card to certain of our stockholders of record entitled to vote at the annual meeting on or about July 9, 2007. All other stockholders will receive a Notice Regarding the Availability of Proxy Matters (sometimes referred to as the “Notice”), which will be mailed on or about July 2, 2007.

What if I received a Notice Regarding the Availability of Proxy Materials?

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials to our stockholders on the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1, the election of seven directors; and

•	Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2008.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on June 25, 2007 will be entitled to vote at the annual meeting. On this record date, there were 280,356,911 shares of common stock outstanding and entitled to vote.

Am I a stockholder of record?

If at the close of business on June 25, 2007 your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record.

What if my AMCC shares are not registered directly in my name but are held in street name?

If at the close of business on June 25, 2007 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

If I am a stockholder of record of AMCC shares, how do I cast my vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you may vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. If you received a Notice by mail, you may vote by proxy over the Internet. The procedures for voting by proxy are as follows:

•	To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card.

•

To vote by proxy using the enclosed proxy card (if you received a printed copy of these proxy materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided.

•

To vote by proxy over the telephone (if you received a printed copy of these proxy materials by mail), dial the toll-free phone number listed on your proxy card under the heading “Vote by Phone” using a touch-tone phone and follow the recorded instructions.

If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on August 20, 2007 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

What types of votes are permitted on each proposal?

For Proposal 1, the election of directors, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote from any nominee you specify. For Proposal 2, the ratification of the selection of Ernst & Young LLP, and any other matter to be voted on at the meeting, you may vote “For” or “Against” or abstain from voting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

If I am a beneficial owner of AMCC shares, how do I vote?

If you are a beneficial owner of shares held in street name and you received a printed copy of these proxy materials by mail, you should have received a proxy card and voting instructions with these proxy materials from the organization that is the record owner of your shares rather than from us. If you are a beneficial owner of shares held in street name and you received a Notice by mail, you should have received the Notice from the organization that is the record owner of your shares rather than from us. Beneficial owners that received a printed copy of these proxy materials by mail from the record owner may complete and mail that proxy card or may vote by telephone or over the Internet as instructed by that organization in the proxy card. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions. For a beneficial owner to vote in person at the annual meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For,” “Withhold” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the presence of a quorum and the vote total for each proposal and will have the same effect as “Against” votes. A “broker non-vote” occurs when a stockholder of record, such as a broker, holding shares for a beneficial owner does not vote on a particular item because the stockholder of record does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal 2, the ratification of the selection of Ernst & Young LLP, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of the close of business on June 25, 2007.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are present at the meeting or represented by proxy. At the close of business on the record date for the meeting, there were 280,356,911 shares outstanding and entitled to vote. Thus 140,178,456 shares must be present at the meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the meeting. If there is no quorum, a majority of the votes present at the meeting or represented by proxy may adjourn the meeting to another date.

What does it mean if I receive more than one Notice or proxy card?

If you received more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice and proxy card to ensure that all of your shares are voted.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” Proposal 1, the election of all seven nominees for director, and “For” Proposal 2, the ratification of the selection of Ernst & Young LLP. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	If you received a printed copy of these proxy materials by mail, you may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089).

•

You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of AMCC shares and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2008, which ends September 30, 2007.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $6,500 in the aggregate.

When are stockholder proposals due for the next annual meeting?

To be considered for inclusion in the proxy materials for our fiscal 2008 annual meeting, your proposal must be submitted in writing to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089) by a reasonable time before we begin to print and mail such proxy materials. Stockholders wishing to submit proposals or director nominations that are not to be included in the proxy materials for our fiscal 2008 annual meeting must do so after the close of business on the 120th day prior to such annual meeting, but not later than the close of business on the 90th day prior to such annual meeting (or, if later, the 10th day following the day on which public announcement of the date of the annual meeting is first made). You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors: Cesar Cesaratto, Donald Colvin, Kambiz Y. Hooshmand, Niel Ransom, Ph.D., Fred Shlapak, Arthur B. Stabenow and Julie H. Sullivan, Ph.D. Each of our current directors has been nominated for election at the annual meeting.

Nominees proposed for election as directors are listed below. Directors will hold office until the next annual meeting. Six of the seven current directors who have been nominated for election, Messrs. Cesaratto, Hooshmand, Shlapak and Stabenow and Drs. Ransom and Sullivan, were elected by our stockholders at our last annual meeting. Mr. Colvin was elected by the Board of Directors since our last annual meeting. The nomination of Mr. Colvin to our Board of Directors was originally recommended by one of our non-employee directors.

Each individual nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

The following information was provided by the nominees:

CESAR CESARATTO Chairman of the Board

Age:	59

Director Since:	2002

Principal Occupation:	Retired

Recent Business Experience:	Various executive positions with Nortel Networks Corporation, a communications equipment manufacturing company, spanning component and product development, operations, sales and marketing (from 1970 to May 2001). His most recent position was President Wireless Systems for Europe Middle East and Africa.

Committee Memberships:	Chairman of the Governance and Nominating Committee, Member of the Compensation Committee

DONALD COLVIN

Age:	54

Director Since:	2007

Principal Occupation:	Executive Vice President, Chief Financial Officer and Treasurer of ON Semiconductor, a semiconductor company, since March 2003.

Recent Business Experience:	Vice President Finance and Chief Financial Officer of Atmel Corporation, a semiconductor company, from 1998 to March 2003, and Chief Financial Officer for a subsidiary of Atmel from 1995 to 1998. Various positions with European Silicon Structures (ES2) from 1985 to 1995, including Chief Financial Officer from 1990 to 1995. Various financial management positions with Motorola Semiconductors Europe from 1977 and 1985.

Committee Memberships:	Member of the Audit Committee

KAMBIZ Y. HOOSHMAND

Age:	45

Director Since:	2005

Principal Occupation:	President and Chief Executive Officer of AMCC since March 2005

Recent Business Experience:	Various executive positions with Cisco Systems, a communications equipment manufacturing company, spanning Multi-Service Switching, DSL, Carrier Core and Multi-Service, and Optical and Broadband Transport business units (April 1996 to March 2005). His most recent position at Cisco was Vice President and General Manager of Cisco’s Optical and Broadband Transport Technology group.

NIEL RANSOM, PH.D.

Age:	58

Director Since:	2006

Principal Occupation:	President of Ransomshire Associates

Recent Business Experience:	Various management positions with Alcatel, a telecommunications company (1997 to 2005), including most recently as Chief Technology Officer

Other Directorships:	ECI Telecom, Ellacoya Networks, Teknovus and Overture Networks

Committee Memberships:	Member of the Compensation Committee

FRED SHLAPAK

Age:	63

Director Since:	2006

Principal Occupation:	Retired

Recent Business Experience:	Various executive positions with Motorola Corporation, a communications equipment manufacturing company, from 1971 to his retirement in 2004. His most recent position prior to retirement was President and Chief Executive Officer of the Semiconductor Products Sector at Motorola Corporation.

Other Directorships:	Tundra Semiconductor Corporation and Gennum Corporation

Committee Memberships:	Member of the Audit Committee

ARTHUR B. STABENOW

Age:	69

Director Since:	1988

Principal Occupation:	Retired

Recent Business Experience:	Chairman, President and Chief Executive Officer of Micro Linear Corporation, a communications equipment manufacturing company (April 1986 to January 1999)

Other Directorships:	Zoran, Inc.

Committee Memberships:	Chairman of the Compensation Committee, Member of the Audit Committee and the Governance and Nominating Committee

JULIE H. SULLIVAN, PH. D.

Age:	49

Director Since:	2005

Principal Occupation:	Provost and Vice President for Academic Affairs at University of San Diego since July 2005

Recent Business Experience:	Professor at the University of California, San Diego, Rady School of Management (July 2003 to July 2005), Interim Dean and Senior Associate Dean at the University of North Carolina at Chapel Hill, Kenan-Flagler Business School (July 1998 to June 2003)

Committee Memberships:	Chair of the Audit Committee and Member of the Governance and Nominating Committee

Required Vote and Governance and Nominating Committee Recommendation

Directors are elected by a plurality of the votes properly cast in person or by proxy. The seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven named nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee selected by the Governance and Nominating Committee of the Board of Directors.

THE GOVERNANCE AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CORPORATE GOVERNANCE

We have long upheld a set of basic beliefs to guide our actions, including the belief that business should be conducted with the highest standards of ethical behavior. This belief governs our interaction with our customers, suppliers, employees and investors.

We are committed to continuously improve our governance process to meet and exceed all regulatory requirements. The following corporate governance profile highlights some of the initiatives undertaken by our Board of Directors:

Independent Directors

•

At least two-thirds of our Board members must meet our independence standards (which can be found as part of the Guidelines in the Investor Relations section of our corporate website, http://www.amcc.com, under Corporate Governance) and the independence standards of the Nasdaq Stock Market, or Nasdaq.

•

All of our current directors are independent under these independence standards, except for Kambiz Y. Hooshmand who is employed by us. In addition, Murray A. Goldman, Ph.D., Harvey P. White and David B. Wright, each of whom served on our Board during portions of fiscal 2007, were independent under these independence standards.

•	Our independent directors regularly meet in executive session to discuss matters of interest to them without management present.

Independent Chairman of the Board

•

Our Chairman of the Board is an independent director. The Chairman coordinates, develops the agenda for, and moderates Board meetings, acts as a liaison between the independent directors and management on sensitive issues, coordinates the independent directors’ annual evaluations of the performance of the Chief Executive Officer and Chief Financial Officer and provides the evaluations to the Compensation Committee in connection with its annual evaluation of the officers’ performance, provides recommendations as to the membership of the various Board Committees, as well as selection of the Committee Chairs, and retains such counsel or consultants as the Chairman of the Board deems necessary to perform his or her responsibilities.

Governance and Nominating Committee

•	Our Governance and Nominating Committee has adopted a charter that can be found in the Investor Relations section of our corporate website, http://www.amcc.com, under Corporate Governance.

•

In accordance with its charter, our Governance and Nominating Committee establishes effective corporate governance processes, including oversight of the appointment of new directors, Board committee structure and membership, Board compensation and Chief Executive Officer succession planning.

•	Every Governance and Nominating Committee member is an independent director under Nasdaq listing standards.

Compensation Committee

•	The charter of our Compensation Committee can be found in the Investor Relations section of our corporate website, http://www.amcc.com, under Corporate Governance.

•	In accordance with its charter, the Compensation Committee reviews and approves all executive compensation matters.

•	Every Compensation Committee member is an independent director under Nasdaq listing standards.

Audit Committee

•	Our Audit Committee has established policies that comply with the corporate reform laws for auditor independence.

•	The Audit Committee charter can be found in the Investor Relations section of our corporate website, http://www.amcc.com, under Corporate Governance.

•

Our Board of Directors has determined that each of the current members of the Audit Committee is independent under Nasdaq listing standards and that each of Dr. Sullivan and Messrs. Colvin and Stabenow qualifies as an “audit committee financial expert” in accordance with applicable SEC rules.

•

Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, Ernst & Young LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

•	Ernst & Young LLP, our independent registered public accounting firm, reports directly to the Audit Committee, which meets at least quarterly with such firm without management present.

Corporate Governance Guidelines

•

Our Board has adopted a set of Guidelines that cover a broad range of corporate governance issues including director qualification and responsibility. The Guidelines can be found in the Investor Relations section of our corporate website, http://www.amcc.com, under Corporate Governance.

Code of Business Conduct and Ethics

•

Our Board has also adopted a Code of Business Conduct and Ethics for us that all directors, executive officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions) must review and abide by.

•	Our Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality.

•	Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.amcc.com, under Corporate Governance.

•

We will promptly disclose on our corporate website, http://www.amcc.com, (i) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers and the name of the person who is granted the waiver.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with our Board of Directors may send a written communication addressed to the Secretary at our principal executive offices. Communications also may be sent by e-mail to the following address: board@amcc.com. The Secretary will promptly forward the communication to the Board. This policy is contained in the Guidelines that can be found in the Investor Relations section of our corporate website, http://www.amcc.com, under Corporate Governance.

In addition, we have a formal policy regarding attendance by members of our Board of Directors at our annual meeting of stockholders. Board members are invited to, and are expected to attend, the annual meeting. This policy is contained in the Guidelines that can be found in the Investor Relations section of our corporate website, http://www.amcc.com, under Corporate Governance. All of the directors who were members of the Board at the time attended the fiscal 2006 annual meeting of stockholders.

GOVERNANCE AND NOMINATING COMMITTEE EVALUATION OF BOARD NOMINEES

Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our annual meeting of stockholders. The Governance and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board at our annual meeting of stockholders may do so by delivering at least 120 days prior to the anniversary date of the mailing of our proxy statement for our last annual meeting of stockholders a written recommendation to the Governance and Nominating Committee c/o the Secretary at our principal executive offices. Each submission must set forth:

•	the name and address of each AMCC stockholder on whose behalf the submission is made;

•	the number of AMCC shares that are owned beneficially by such stockholder;

•	the full name of the proposed candidate;

•	a description of the proposed candidate's business experience for at least the previous five years;

•	complete biographical information for the proposed candidate; and

•	a description of the proposed candidate's qualifications as a director.

Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

To date, we have not received any recommendations from stockholders requesting that the Governance and Nominating Committee consider a candidate for inclusion among the Governance and Nominating Committee’s slate of nominees in our proxy statement.

The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including the highest personal and professional integrity and values, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	recognized achievement and reputation;

•	an ability to contribute to some aspect of our activities; and

•	the willingness to make the commitment of time and effort required of an AMCC director.

The Governance and Nominating Committee’s goal is to assemble a Board of Directors with the skills and characteristics that taken together will assure a strong Board with experience and expertise in corporate governance.

The Governance and Nominating Committee is responsible for reviewing periodically with the Board, including the Chief Executive Officer, the appropriate skills and characteristics required of new Board members in the context of the current makeup of the Board.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of us and our stockholders. The Governance and Nominating Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that two-thirds of the members of the Board meet independent director standards. The Governance and Nominating Committee also believes it is appropriate for certain key members of our management to participate as members of the Board.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue serving on the Board or if the Governance and Nominating Committee decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm.

BOARD MEETINGS AND ATTENDANCE

Board Meetings in Fiscal 2007: 14

Board Committees: Three standing committees: Audit, Compensation, Governance and Nominating

Total Committee Meetings in Fiscal 2007: 44

Fiscal 2007 Attendance: Each current Board member attended 75% or more of the meetings of the Board and the committees on which he or she served, held during the period for which he or she was a director or committee member.

BOARD COMMITTEES

The following table provides additional information regarding the committees of our Board of Directors during fiscal 2007:

Name of Committee and Members	Principal Functions of the Committee	Meetings in fiscal 2007
Audit Julie H. Sullivan, Ph.D., Chair Donald Colvin Fred Shlapak Arthur B. Stabenow

•      Has direct responsibility for the appointment, evaluation, compensation, retention and oversight of the work of our independent registered public accounting firm. Such firm reports directly to the Committee, and the Committee’s responsibilities include: the resolution of disagreements between management and such firm regarding financial reporting and the pre-approval of all audit and non-audit services provided by such firm.

•      Receives periodic reports from our independent registered public accounting firm and management regarding such firm’s independence and other matters. Recommends appropriate action to ensure such firm’s independence.

•      Reviews with management and our independent registered public accounting firm our quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and major issues regarding accounting principles and practices.

•      Reviews and approves the scope of the audit at the outset and reviews the performance of our independent registered public accounting firm and any audit problems or difficulties encountered.

		24

Compensation Arthur B. Stabenow, Chairman Cesar Cesaratto Niel Ransom, Ph.D.	• Approves remuneration arrangements for all of our executive officers, including base salaries, salary increases, incentive compensation plans and awards. Reviews the reasonableness and appropriateness of all such compensation. • Adopts and oversees the administration of incentive compensation and executive stock plans and determines awards granted to executive officers and employees under such plans.	14

Name of Committee and Members	Principal Functions of the Committee	Meetings in fiscal 2007

•      Advises the Board on the reasonableness and appropriateness of executive compensation plans and levels, generally, including whether these effectively serve our interests and the interests of our stockholders by creating appropriate incentives for high levels of individual and company performance.

•      Has authority to engage an executive compensation consultant and other advisors.

Governance and Nominating Cesar Cesaratto, Chairman Arthur B. Stabenow Julie H. Sullivan, Ph.D.

•      Makes recommendations to the Board regarding the composition of the Board and its Committees, including size and qualifications for membership.

•      Recommends candidates for election to the Board at the annual meeting.

•      Advises the Board on appropriate compensation for outside directors.

•      Advises the Board on corporate governance matters.

•      Has sole authority to engage a search firm to identify director candidates.

•      Evaluates the performance of the members of the Board of Directors.

•      Evaluates the effectiveness of the meetings of the Board, including agendas, meeting materials, meeting structure and organization, schedule of meetings and minutes.

6

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES

For a description of our processes and procedures for the consideration and determination of executive and director compensation, see “Executive Compensation—Compensation Discussion and Analysis—Compensation Policies and Processes” and “Executive Compensation—Director Compensation—Director Compensation Policies and Processes”, respectively.

REPORT OF THE COMPENSATION COMMITTEE1

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended March 31, 2007.

Arthur B. Stabenow, Chairman

Cesar Cesaratto

Niel Ransom, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During portions of fiscal 2007, Messrs. Stabenow, Cesaratto and Wright and Drs. Goldman and Ransom served on the Compensation Committee. Since July 2006, the Compensation Committee has consisted of Messrs. Stabenow and Cesaratto and Dr. Ransom. None of these directors has at any time been an officer or employee of ours or any of our subsidiaries. We have entered into customary indemnification agreements with each of these directors as described in “Certain Transactions.” None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

[1]

This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, or the 1933 Act, or the Securities Exchange Act of 1934, or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE AUDIT COMMITTEE2

The Audit Committee is comprised solely of independent directors, in accordance with Nasdaq listing standards, and operates under a written charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee oversees our financial reporting process on behalf of the Board. The purpose of the Audit Committee, as more fully described in its charter, is the general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting principles, and design of internal controls and disclosure controls and procedures to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards.

Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which such firm may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements in our annual report on Form 10-K with management including a discussion of the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. In addition, such firm represented that its presentations included the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence.

In reliance on the Audit Committee’s reviews and discussions with management and our independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2007.

Julie H. Sullivan, Ph.D., Chair

Donald Colvin

Fred Shlapak

Arthur B. Stabenow

[2]

This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008 and has further directed us to submit the selection of such firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our inception in 1980. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

AUDIT AND OTHER FEES

The following tables set forth the aggregate fees billed by Ernst & Young LLP for the services indicated for the fiscal year ended March 31:

	2007	2006
Audit	$1,834,300	$707,634
Audit Related	21,500	62,784
Tax	73,282	20,535
All Other	1,500	1,500

Total	$1,930,582	$792,453

Audit Fees.    Audit fees include the audit of our financial statements including the audit of our internal control over financial reporting for the fiscal year and the review of our interim financial statements. The increase in audit fees for fiscal 2007 compared to fiscal 2006 resulted primarily from the restatement of our financial statements as a result of the Audit Committee’s review of our stock option granting practices and related accounting.

Audit Related Fees.    Audit related fees include fees for among other things, accounting consultations, acquisition-related work and statutory audits in certain locations outside the United States where we have operations.

Tax Fees.    Tax fees consist of tax preparation services for employees on foreign assignment, technical tax advice on U.S. and international tax matters, assistance with foreign income tax return preparation, transfer pricing analysis, assistance with local tax authority documentation and reporting requirements for tax compliance purposes, consultation regarding tax implications of acquisitions and assistance with tax audit defense matters.

All Other Fees.    Other fees consist of a subscription to Ernst & Young Online, a proprietary knowledge management and research system.

All fees described above were approved by the Audit Committee. The Audit Committee has determined the rendering of the tax consulting services by Ernst & Young LLP is compatible with maintaining that firm’s independence.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, Ernst & Young LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

Required Vote and Audit Committee Recommendation

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth the only persons who, to our knowledge, owned beneficially as of May 15, 2007, more than 5% of the outstanding shares of our common stock:

Name and Address	Number of Shares	Percent of Total(1)
Dimensional Fund Advisors LP(2) 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	22,458,030	8.0%

FMR Corp. and its affiliates(3) 82 Devonshire Street Boston, MA 02109	21,305,910	7.6%

S.A.C. Capital Advisors, LLC and its affiliates(4) 72 Cummings Point Road Stamford, CT 06902	15,250,894	5.4%

(1)	The percentages are based on 280,329,519 shares of common stock outstanding on May 15, 2007.
(2)	According to a Schedule 13G filed with the SEC on February 8, 2007. Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors, Inc.) holds investment power and voting power over these securities, but funds managed by Dimensional Fund Advisors LP have ownership of the securities.
(3)	According to Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2007. Fidelity Management & Research Company (“Fidelity Management”), a wholly-owned subsidiary of FMR Corp., beneficially owns 19,982,947 shares of our common stock through its role as an investment advisor to a number of investment funds. FMR Corp. and Edward C. Johnson, III, the Chairman of FMR Corp., each have sole dispositive power over the shares held by the funds to which Fidelity Management acts as an advisor. Members of Mr. Johnson’s family, directly and through trusts, hold 49% of the voting power of FMR Corp. Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company (together, the “Pyramis Entities”), each an indirect wholly-owned subsidiary of FMR Corp., beneficially own 305,000 shares and 1,000,563 shares, respectively, of our common stock. Mr. Johnson and FMR Corp., through their control of the Pyramis Entities, each have sole dispositive power and sole power to vote or direct the voting of the shares of common stock beneficially owned by the Pyramis Entities. Mr. Johnson is also the Chairman of Fidelity International Limited (“Fidelity International”), which beneficially owns 17,400 shares of our common stock. 47% of the votes available to be cast by all holders of Fidelity International voting stock are held by partnerships that are substantially controlled by members of Mr. Johnson’s family or trusts of which members of Mr. Johnson’s family are beneficiaries.
(4)	According to Amendment No. 2 to Schedule 13G filed with the SEC on February 15, 2007. Stephen A. Cohen controls (i) S.A.C. Capital Advisors, LLC, which shares voting and dispositive power over and may be deemed to beneficially own 11,150,894 shares of our common stock, (ii) S.A.C. Capital Management, LLC, which shares voting and dispositive power over and may be deemed to beneficially own 11,150,894 shares of our common stock and (iii) Canvas Capital Management, LP, which shares voting and dispositive power over and may be deemed to beneficially own 4,100,000 shares of our common stock. Mr. Cohen may be deemed to beneficially own these securities.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the beneficial ownership, reported to us as of May 15, 2007, of our common stock, including shares as to which a right to acquire ownership exists (by the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the 1934 Act of each of our current directors; each of the following individuals, or the Named Executive Officers: our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and our other three other most highly compensated executive officers as of March 31, 2007; and all of our current directors and executive officers as a group:

Name(1)	Number of Shares(2)	Percent of Total(3)
Cesar Cesaratto(4)	330,000	*
Donald Colvin(5)	4,167	*
Kambiz Y. Hooshmand(6)	1,789,856	*
Niel Ransom, Ph.D.(7)	31,249	*
Fred Shlapak(8)	35,416	*
Arthur B. Stabenow(9)	664,259	*
Julie H. Sullivan, Ph.D.(10)	118,750	*
Robert G. Gargus(11)	275,047	*
Robert H. Bagheri(12)	188,852	*
Onchuen Daryn Lau(13)	377,329	*
Barbara Murphy(14)	221,107	*
All current executive officers and directors as a group (14 persons) (15)	4,421,948	1.55%

*	Less than one percent.
(1)	The address for our executive officers and directors is: c/o Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089.
(2)	The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
(3)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable within 60 days after May 15, 2007 are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 280,329,519 shares of common stock outstanding on May 15, 2007.
(4)	Includes 330,000 shares of common stock issuable upon the exercise of options or the settlement of restricted stock units within 60 days of May 15, 2007.
(5)	Includes 4,167 shares of common stock issuable upon the exercise of options or the settlement of restricted stock units within 60 days of May 15, 2007.
(6)	Includes 1,789,856 shares of common stock issuable upon the exercise of options or the settlement of restricted stock units within 60 days of May 15, 2007.
(7)	Includes 31,249 shares of common stock issuable upon the exercise of options or the settlement of restricted stock units within 60 days of May 15, 2007.
(8)	Includes 35,416 shares of common stock issuable upon the exercise of options or the settlement of restricted stock units within 60 days of May 15, 2007.
(9)	Includes 408,333 shares of common stock issuable upon the exercise of options or the settlement of restricted stock units within 60 days of May 15, 2007.
(10)	Includes 118,750 shares of common stock issuable upon the exercise of options or the settlement of restricted stock units within 60 days of May 15, 2007.
(11)	Includes 275,047 shares of common stock issuable upon the exercise of options or the settlement of restricted stock units within 60 days of May 15, 2007.
(12)	Includes 188,852 shares of common stock issuable upon the exercise of options or the settlement of restricted stock units within 60 days of May 15, 2007.

(13)	Includes 373,329 shares of common stock issuable upon the exercise of options or the settlement of restricted stock units within 60 days of May 15, 2007.
(14)	Includes 221,107 shares of common stock issuable upon the exercise of options or the settlement of restricted stock units within 60 days of May 15, 2007.
(15)	Includes 4,159,206 shares of common stock issuable upon the exercise of options or the settlement of restricted stock units within 60 days of May 15, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission, or the SEC, initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2007, all Section 16(a) filing requirements applicable to our reporting persons were timely made, except that one Form 4 report was filed late by Mr. Wright.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding our equity compensation plans in effect as of March 31, 2007:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	21,715,973	$5.59	40,458,542
Equity compensation plans not approved by stockholders(2)(3)	26,090,744	5.56	35,458,971

Total(4)	47,806,717	5.57	75,917,513

(1)	Includes 9,198,676 shares available for future issuance under our 1998 Employee Stock Purchase Plan, or the ESPP.
(2)	Includes our 2000 Equity Incentive Plan, or the 2000 Plan, our 1998 Stock Incentive Plan (assumed in our acquisition of Cimaron Communications Corporation) and our 1997 and 1999 Stock Option Plans (assumed in our acquisition of JNI Corporation). See the plan descriptions below.
(3)	As of March 9, 2007, we no longer issue equity awards under any of our equity incentive plans except for our 1992 Equity Incentive Plan, or the 1992 Plan, with the exception of restricted stock units covering 1,751,164 shares granted from the 2000 Plan on May 15, 2007 in exchange for stock options surrendered pursuant to our recent stock option exchange program.
(4)	Excludes options assumed through acquisitions in which we did not assume the related equity incentive plan; at March 31, 2007, such options to purchase 2,872,920 shares were outstanding with a weighted-average exercise price of $3.59 per share.

Equity Compensation Plans Not Approved by Stockholders

In March 2000, we adopted the 2000 Plan. At March 31, 2007, options and restricted stock units covering 26,086,768 shares were outstanding under the 2000 Plan.

In connection with our acquisition of Cimaron in March 1999, we assumed options and other stock awards granted under Cimaron’s 1998 Stock Incentive Plan covering 7,470,456 shares of common stock. The terms of the plan provide for the grant of NSOs, restricted stock, or other stock based awards to employees, officers, directors, consultants, and advisors. At March 31, 2007, 3,976 shares were outstanding under the 1998 Stock Incentive Plan.

In connection with our acquisition of JNI in October 2003, we assumed options granted under JNI’s 1997 and 1999 Stock Option Plans covering 2,318,297 shares of common stock, and the 1,778,606 shares remaining available for future grant under these plans were added to the share reserve under the 1992 Plan, a stockholder approved plan. At March 31, 2007, no shares were outstanding under the JNI plans and 2,011,558 shares were available for future grant under the 1992 Plan from the assumed JNI plans.

Our Board of Directors or a committee thereof determined eligibility, vesting schedules and exercise prices for options granted under these plans. Such options expire not more than ten years from the date of grant and are either exercisable immediately after the date of grant and subject to certain repurchase rights by us until such ownership rights have vested, or are exercisable upon vesting. Vesting generally occurs over four years, subject in certain cases to acceleration upon the occurrence of specified events. Options are granted at prices at least equal to the fair market value of our common stock on the date of grant.

Our Board of Directors or a committee thereof determined eligibility and vesting schedules for restricted stock units granted under the 2000 Plan. Each such restricted stock unit represents an unfunded right to receive one share of our common stock on a fixed settlement date, which is the date on which the restricted stock unit vests. A participant is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her restricted stock units. Vesting generally occurs over two to four years, subject in certain cases to acceleration upon the occurrence of specified events.

None of these plans was required to be approved by our stockholders at the time the plan was implemented and these plans were therefore never submitted to stockholders for approval.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Compensation Committee (the “Committee”) is comprised entirely of individuals who qualify as independent under Nasdaq listing standards: Arthur B. Stabenow, who serves as the Chairman, Cesar Cesaratto and Niel Ransom, Ph.D. During portions of fiscal 2007, David B. Wright and Murray A. Goldman, Ph.D. also served on the Committee. The Committee is governed by a charter which can be found in the Investor Relations section of our corporate website, http://www.amcc.com. The Committee is responsible for overseeing all aspects of compensation for executive officers.

Our compensation program is designed to achieve the following goals:

•	Directly and substantially link executive rewards to measurable corporate and individual performance

•	Provide competitive executive compensation opportunities to attract, retain and motivate superior talent

•	Appropriately reward the executive team for overall company performance, which we believe will, over time, lead to shareholder value creation

•	Appropriately reward the executive team for executing on individual-based goals and objectives, which we believe will, over time, improve overall company performance and create value for shareholders

We seek to achieve these goals by making the levels at which cash bonuses and certain equity awards are granted directly dependent upon our performance against predefined operating goals. These performance goals (with modifications as required) are presented annually to and approved by the Board of Directors in the form of the Annual Operating Plan. Each year’s Annual Operating Plan contains a “commit” performance level and a “stretch” performance level. The “commit” level represents a operational goal consisting of anticipated performance at or above the 50th percentile relative to our peer companies as well as improvement over our prior year performance. It is intended to be challenging to attain. The stretch level represents an aspirational goal that is substantially more difficult to attain.

In general, the Committee believes that the better we perform relative to our peers, the greater the compensation for executives should be as, over time, superior company performance relative to our peer group should result in greater shareholder value creation. Accordingly, to achieve its objective of pay for performance, the Committee designed the total fiscal 2007 target cash compensation (base salaries plus target bonuses) and equity compensation for executives to deliver market-median value for achievement of the “commit” level under the Annual Operating Plan, and to deliver above-market-median value for achievement of the “stretch” level under the Annual Operating Plan as well as other operating objectives.

Compensation Policies and Processes

Determining Market Compensation

We set executive compensation by reference to market survey results as well as the executive compensation reported by a group of peer companies selected by the Committee. This data is reviewed by the Committee at least once per fiscal year. For fiscal 2007, the Committee relied on a range of data published by Radford Surveys + Consulting as well as proxy data from the following peer companies: Broadcom Corporation, Cypress Semiconductor Corporation, Exar Corporation, Freescale Semiconductor, Inc., Genesis Microchip Inc., Integrated Device Technology, Inc., Marvell Technology Group Ltd., Micrel Incorporated, Mindspeed Technologies, Inc., PMC-Sierra, Inc., Semtech Corporation and Vitesse Semiconductor Corporation.

The Radford data reviewed by the Committee was an equally weighted mix of data from technology companies with annual revenues of $50 million to $200 million (for which the average annual revenue was $111 million) and technology companies with annual revenues of $200 million to $1 billion (for which the average annual revenue was $423 million), and was based on the most recently available data as of January 2006. Our revenues for the fiscal year ending March 31, 2006 were $261.8 million, approximately midway between the average annual revenues of the two groups of technology companies.

The peer company data reviewed by the Committee was collected from the most recently available proxy statements filed by the group of peer companies identified above as of January 2006. Where proxy data was reported for comparable executive officer positions, the Radford market data and peer company data reviewed by the Committee were assigned equal weight; otherwise, the Committee reviewed the Radford data alone.

Determining Executive Pay

Generally

AMCC executive positions are mapped by our human resources department based on the closest match to benchmark positions contained in survey data provided by Radford, as well as proxy data published by the group of peer companies identified above (to the extent comparable executive positions exist at such companies). Comparable market compensation ranges are then determined for such executive positions by our human resources department working with Compensia, Inc., a compensation consulting firm.

As an overall long-term objective, the Committee administers our executive compensation programs so that our total executive compensation percentile ranking relative to market compensation directly correlates to our company performance compared to our peer companies’ performance. For example, if we perform at the 75th percentile relative to our peer companies, our executive officers’ compensation should also be at or about the 75th percentile relative to our peer companies, although short-term inconsistencies may occur from year to year.

Fiscal 2007

To provide a level of compensation sufficient to attract and retain capable executives, the Committee targeted base salary for fiscal 2007 between the 50th and 75th percentile of market compensation and total target cash compensation (base salaries plus target bonuses) for fiscal 2007 to the 50th percentile of market compensation. To reward the executive team for substantially exceeding operating targets, the bonus plan was designed such that total cash compensation would approach the 75th percentile of market compensation if we were to achieve stretch financial results approved by the Board of Directors.

The Committee targeted equity grants for fiscal 2007 to have a value (based on the Black-Scholes pricing model) approximating the 50th percentile of market compensation, approaching the 75th percentile if we were to achieve stretch level financial results for fiscal 2007 as well as achieve other operational objectives in any quarter before fiscal 2010.

The actual financial result for fiscal 2007 was a non-GAAP pretax profit achievement of 92.9% of the commit target under the Annual Operating Plan and a company performance ranking of the 50th percentile relative to our peers. Accordingly, total fiscal 2007 cash compensation for executive officers approximated the 50th percentile of market compensation. The percentile results for fiscal 2007 equity grants for executive officers have not yet been determined since the operational objectives to which some of the grants are subject may still be achieved in any quarter before fiscal 2010.

Changes to Executive Pay

The Committee generally implements changes to executive compensation effective on or around the first day of our fiscal year, April 1. In so doing, the Committee reviews company performance, individual executive performance, and market compensation conditions, taking into account internal compensation equity and our objectives relative to retaining and motivating each executive.

Exceptions to this timing include new executive hires, individuals who are newly promoted into the executive ranks, an existing executive given substantially additional responsibilities, or the discovery that, for whatever reasons, an executive’s current compensation does not accurately reflect the individual’s role and contribution. In these cases, the Committee may review and change compensation at times other than at the beginning of our fiscal year as appropriate in its discretion.

Executive Performance Assessment

Performance of the Chief Executive Officer only is assessed by the Board of Directors at its first regularly scheduled meeting of the fiscal year. The Board considers company accomplishments, relative performance versus peer companies, relative achievement versus pre-established goals and objectives, and leadership. The review is used to provide performance feedback and coaching as well as determining the bonus award for the recently completed fiscal year. The CEO does not participate in deliberations or voting on his compensation.

For executives other than the Chief Executive Officer, the Committee annually reviews quantitative achievement goals and objectives for the purpose of determining executive bonuses, if any. Executives submit to the CEO self-assessments of accomplishments that are reviewed and evaluated by the CEO who makes bonus recommendations to the Committee. The Committee reviews the materials and is responsible for final bonus decisions for executives.

In addition to the goals and objectives achievement review process, the CEO also conducts a qualitative performance assessment of each executive officer. These performance reviews are conducted soon after the close of each fiscal year and consist of leadership and technical competency assessments, performance feedback, coaching and development plans for the upcoming fiscal year. Written performance assessments are shared with the Committee, which may offer its opinions and suggestions prior to the actual performance assessment meetings.

Use of Outside Consultants

The Committee and our management are authorized to engage compensation consultants. For fiscal 2007, the Committee authorized management to engage Compensia, which presented its findings to management and, in addition, held substantial direct discussions with the Committee.

In addition to consulting assistance on executive compensation, the Committee authorized our management to engage Compensia to assist with other projects for non-executives. These projects included assistance with our recent stock option exchange program as well as evaluations of director compensation and employee compensation.

Meetings of the Compensation Committee

The Committee generally meets in person on the day preceding each regularly-scheduled quarterly Board of Directors meeting. In addition to the quarterly meetings, the Committee meets from time to time as required, typically by telephone conference. At its invitation, the Committee is regularly joined by the Chief Executive Officer, Chief Financial Officer, Director of Human Resources and the General Counsel. Outside advisors, such as compensation consultants or legal counsel, may join the meetings from time to time. Unless the Committee deems it unnecessary, the Committee meets in executive session, without any members of management in attendance, at the end of each meeting.

For fiscal 2007, the Committee met five times in person and nine times in telephone conference.

Components of Compensation

The following table lists the components of compensation for our executive officers and their purposes:

Component	Purpose
Base Salary	Attraction and retention
Short-Term Cash Incentives	Incentives to focus on goals and objectives
Equity Incentives	Retention and rewards for performance
Benefits and Perquisites	Attraction and retention, productivity

Base Salary

Base salary provides a known, predictable compensation base with which to attract top talent. The Committee generally targets executive base salary within a range of 50th to 75th percentile relative to market compensation, on balance nearing the mid-point of the range, i.e., the 62-1/2th percentile. Where each executive is placed in the percentile range is a function of his or her performance, capabilities, and experience. The more the executive demonstrates a proven track record of success in our company or a public company of similar size and business challenge, the higher in the range the executive’s salary could be set.

The Committee anticipates making market-based annual base salary increases in the future. With this as a longer-term guideline, the Committee also recognizes that market conditions relative to the supply and demand of executive talent are subject to volatility. In making its decisions relative to executive pay, the Committee realizes it must balance compensation philosophy and long-term plans with the practical reality of attracting and retaining capable executive talent.

Short-Term Cash Incentives

Pay-for-performance is an essential part of our compensation philosophy. The Committee implements this compensation philosophy by annually establishing company-wide goals and objectives under our cash bonus plan for executives. These company-wide goals and objectives are supplemented by team and individual goals and objectives.

The annual bonus pool is funded by reference to an overall bonus pool target by achieving company profitability levels. The target bonus pool is the sum of each executive’s individual targeted bonus, which is equal to his or her base salary for the relevant fiscal year multiplied by the applicable target percentage (which for fiscal 2007 was 75% for the Chief Executive Officer, 50% for Senior Vice Presidents and 34% for Vice Presidents). The individual annual bonus pool payouts are then determined with reference to individual goals and objectives as well as a “team performance factor.”

For fiscal 2007, the bonus pool was designed to fund only after non-GAAP pre-tax profits of $23.0 million (approximately 110% of non-GAAP pre-tax profits for fiscal 2006) were achieved. At this level, the executive bonus pool would have funded at 40% of target. The funding rate was designed to scale in a linear fashion to the commit plan level, which represented non-GAAP pre-tax profits of $32.3 million or 100% of the non-GAAP pre-tax profits under our Annual Operating Plan. At this level, the bonus pool would have funded at 100% of target, which, when combined with base salaries, the Committee determined to be consistent with the 50th percentile of market for total cash compensation.

Had we achieved the stretch plan level, which represented non-GAAP pre-tax profits of $38.3 million, the bonus pool would have funded at 122.5% of target, which the Committee determined to be approximately the 75th percentile of market compensation. Had we achieved non-GAAP pre-tax profits of $44.3 million, the bonus pool would have funded at 200% of target (the maximum funding level). The pool for executive officers actually funded at 92.9% of target based on our achievement of non-GAAP pre-tax profits of $31.2 million for fiscal 2007.

Once the annual cash bonus pool was established, the Committee determined each individual executive’s bonus pool payout by applying a 30% weight to such executive’s achievement of individual goals and objectives and a 70% weight to a “team performance factor” calculation based on various company operational metrics. The following table shows the “team performance factor” calculation for fiscal 2007:

Fiscal Year 2007 Team Performance Factor
Objective	Weight	Scale	Achievement
Revenue of $285M	40%	10 points per $5M	116%
Gross Profit Margin of 58.5%	15	10 points per 1%	100
Non-GAAP Pretax Profit of $32.3M	25	5 points per $1M	95
Asset Management—5.5x Inventory Turns	10	10 points per 0.5x	68
Accounts Receivable Management—42 Days of Sales Outstanding	10	2 points per DSO	100

Total	100%		102%

Consistent with the approach for evaluating executive performance, the Board and the Committee mutually agreed that while the Committee is responsible for executive pay, it would be appropriate for the full Board to consider company performance and the bonus amount, if any, for the Chief Executive Officer, given his ultimate responsibility for company performance. Accordingly, the full Board considered the CEO’s accomplishment of individual goals and objectives as well as the “team performance factor” calculation, and approved a payout at 100% of target versus the company performance-adjusted norm of 92.9%.

In fiscal 2007, our Vice President of Worldwide Sales participated in our sales commission plan in lieu of the executive bonus plan, with the variable portion of his cash compensation at target representing approximately 55% of his base salary. Commission achievement under the sales commission plan is based on design wins (weighted at 30%) and company revenues (weighted at 70%).

Additional information regarding bonuses earned for fiscal 2007 may be found in the Summary Compensation Table.

Equity Incentives

We maintain an equity award program for executives. In determining the size of the equity awards, the objective of the Committee is to foster retention and reward performance.

For fiscal 2007, equity awards to executives were determined such that they would approximate the 50th percentile of market compensation at the Annual Operating Plan commit level of non-GAAP pre-tax profits, increasing to the 75th percentile of market compensation if we were to achieve stretch level financial results for fiscal 2007 as well as achieve other operational objectives in any quarter before fiscal 2010. This percentile range is intended to provide a foundation for attracting executive talent plus a premium for improving our performance relative to that of our peers.

To achieve the percentile of market compensation goals, the Committee granted different “layers” of equity awards in fiscal 2007:

•

A “regular” grant consisting of stock options that vest in equal monthly installments over four years following the date of grant and were priced at 100% of fair market value on the date of grant. The Committee gave executive officers the ability to elect to receive restricted stock units in lieu of the “regular” grant of stock options at the rate of one restricted stock unit for every three stock options. One executive officer elected to receive restricted stock units in lieu of such options.

•

A “performance” grant consisting of stock options that vest in equal monthly installments over four years following the date of grant but, in the event the stretch level of non-GAAP pre-tax profits under the Annual Operating Plan was achieved, vesting would have accelerated over the second year of the grant such that the grant would be fully vested 24 months after the date of grant. 50% of this award was priced at 100% of fair market value on the date of grant and 50% of this award was priced at 110% of fair market value on the date of grant. Because the stretch level of non-GAAP pre-tax profits was not realized in fiscal 2007, these options will vest on the four-year schedule described above.

•

A “special” grant that would vest only if we were to achieve, prior to fiscal year 2010, financial results demonstrating 20% growth and 20% profitability in the same quarter. The growth metric refers to an increase in net revenues of 20% over the same quarter in the prior year. The profitability metric refers to non-GAAP pretax profitability of at least 20% of net revenues for the applicable quarter. We refer to this as the “20/20 Plan”. This award was priced at 100% of fair market value on the date of grant.

In addition, during fiscal 2007 the Committee approved additional “catch-up” stock option grants to two executives whose previous grants were deemed by the Committee to be below market levels and to one executive who was promoted to the executive officer level. 50% of each of these awards were priced at 100% of fair market value on the date of grant and 50% of each of these awards were priced at 110% of fair market value on the date of grant.

Equity Granting Process

During fiscal year 2007, the Committee adopted a number of policies regarding equity award administration to executive officers.

The Committee intends that performance-based equity awards for executives vest over a period of at least one year, and that time-based equity awards vest over a period of at least three years. Any exceptions to this policy will be limited to less than 10% of the shares authorized under the 1992 Plan. The Committee does not intend to waive these vesting restrictions except in the case of extraordinary circumstances, death, disability, retirement or change of control. The 1992 Plan contains additional minimum vesting restrictions with respect to restricted stock awards, restricted stock unit (“RSU”) awards and other stock awards.

For newly hired and newly-promoted executive officers, stock options are granted on the second trading day following the day we publicly release our quarterly earnings following the date of hire, promotion or appointment. Additional stock options for executive officers are granted annually on the second trading day following the day we release our fiscal fourth quarter earnings. Stock option grants are priced at not less than 100% of fair market value, as determined by the closing price of our common stock on the date of grant. RSUs are awarded only on February 15th, May 15th, August 15th or November 15th.

Neither stock options nor RSUs are awarded to executives during a “closed window” during which trading of our common stock by executive officers and directors is not permitted under our Insider Trading Policy. The window generally closes on the first day of the last month of the fiscal quarter and remains closed until the second trading day following the day we publicly release our quarterly earnings, but may also be closed at certain other times.

Vesting of equity awards for newly hired executive officers generally commences on the employment commencement date. Vesting of all other equity awards to executive officers generally commences on the grant date; however, for executive officers with fewer than twelve months of service on the grant date, vesting generally starts to accrue on the first regular vesting date following the completion of twelve months of service in accordance with the prescribed vesting schedule.

Authority to grant equity awards to any employee resides with the Board of Directors, which has delegated such authority to the Committee. No other person has the authority to grant equity awards.

Fiscal 2007 was the third and final year of an agreement between AMCC and CalPERS. The agreement stipulated that for the fiscal year ending March 31, 2007, not less than 50% of the equity incentive awards granted to our executive officers would consist of performance-based awards, defined as stock options with an exercise price not less than 10% higher than the fair market value of our common stock on the date of grant, or stock options with time-based vesting that accelerates upon the achievement of specific performance milestones.

The Committee has not established executive equity ownership guidelines. The Committee is considering appropriate executive ownership guidelines and will implement them as appropriate in the future.

Compensation Mix

Compensation mix is the result of setting each compensation element relative to market compensation targets at various levels of company performance. Therefore, the compensation mix may change from time to time depending on our performance.

The Committee examines compensation mix figures to assure the result of setting individual compensation components to market benchmarks makes sense overall. The following table shows the mix of base salary, short-term cash incentive and equity incentive compensation for fiscal 2007:

For Executive Officers
	Dollars	Percent
Base Salary(1)	$2,040,000	25.6%
Short-term Cash Incentive Target(2)	1,062,800	13.3
Equity Awards(3)	4,859,000	61.1

Total	$7,961,800	100.0%

(1)	Fiscal year 2007 base salary reflects annualized salary as of March 31, 2007.
(2)	The amount shown reflects the sum of bonuses or commission at annualized target.
(3)	Equity awards for fiscal year 2007 are valued based on the Black-Scholes pricing model.

Benefits and Perquisites

We offer a package of benefits and perquisites designed to:

•	Be market-competitive, allowing us to attract and retain talent

•	Provide security and convenience for executives allowing them to focus their energies on our business

•	Take full advantage of tax regulations designed to encourage certain types of benefits

•	Provide an opportunity for rest and relaxation allowing our employees to re-engage in our business with renewed energy and enthusiasm

In establishing market benefit programs, we rely upon surveys on benefit practices published by Radford as well as advice from our insurance brokers.

Benefits Available to Executive Officers

The following benefits are available to our executive officers (in addition to benefits that are generally available to all of our employees):

Relocation and Housing Assistance—while allowances and reimbursements are generally available to all employees, the average amount of this benefit for executives tends to be substantially larger than for non-executive employees. As a general guideline, executive relocation assistance is intended to neutralize as much of the executive’s out-of-pocket relocation expense as is feasible.

Executive Medical Reimbursement Plan—executive officers receive reimbursement of qualified medical expenses in an amount up to $100,000 per year with a limit of $10,000 per occurrence.

Supplemental Disability Insurance—executives are provided with additional coverage in the case of a disability to supplement their pay up to the 60% level and not be subject to a benefit cap of $10,000 per month that applies to non-executives.

Business Travel Accident Insurance—the cap on this benefit for executive officers is $1,000,000 versus a cap of $500,000 that applies to non-executives.

Retiree Medical Benefits—executives and eligible family members of executives who retire may continue on our medical and dental plans to age 65. In order to qualify for retiree medical benefits, the executive must be at least 40 years of age and have provided a minimum of four years of service to us. Premiums are paid by the former executive.

Annual Physical Examination—executives are entitled to an annual comprehensive medical evaluation by a medical provider of their choice.

Additional Life Insurance—Kambiz Y. Hooshmand, our President and Chief Executive Officer, is provided with an additional term life insurance policy with a death benefit of $2,000,000. Mr. Hooshmand is the policy owner with the ability to name his beneficiary.

Non-qualified Deferred Compensation Plan—executives may defer up to 100% of current and/or bonus cash earnings into a non-qualified deferred compensation plan. We do not contribute to the plan. For additional information, see “Non-qualified Deferred Compensation” below.

Other Benefits—from time to time, we may provide certain other benefits to executives that are intended to enhance the executive’s productivity or health and do not present material incremental costs to us. For example, we provide our executives with incidental snack foods for their convenience, and Mr. Hooshmand occasionally utilizes a small portion of his company provided administrative assistant’s available time to handle personal matters to allow him to efficiently focus his efforts on his work responsibilities.

Severance Benefits

Three of our executives: Mr. Hooshmand, Robert G. Gargus, our Senior Vice President and Chief Financial Officer, and Barbara Murphy, our Vice President, General Manager, Storage, are entitled to specified severance benefits upon termination. We extended these benefits to Messrs. Hooshmand and Gargus based on the importance of their roles and the challenges of attracting highly qualified talent to their positions, and to Ms. Murphy as a continuance of the benefits she received from 3ware, Inc. prior to our acquisition of that company. For additional information, see “Potential Payments upon Termination or Change in Control” below.

Tax and Accounting Considerations

Effects of Section 162(m)

The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the corporation’s principal executive officer and the corporation’s three most highly compensated executive officers other than the principal executive officer or the principal financial officer, unless such compensation meets the requirements for “performance based compensation.” As the cash compensation paid by us to each of our executives for fiscal 2007 was below $1 million and the Committee believes that options and RSUs granted under our 1992 Stock Option Plan to our executives meet the requirements for qualifying as performance based compensation, the Committee believes that Section 162(m) will not affect the tax deductions available to us with respect to the compensation of our executive officers. It is the Committee’s policy to qualify to the extent reasonable our executive officer compensation for deductibility under applicable tax law. However, we may, from time to time, pay compensation to our officers that may not be deductible.

Financial Restatement

The Committee may seek, as appropriate and to the extent permitted by governing law, to recover any cash or equity-based incentive compensation paid to an executive officer where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of our financial statements.

Summary Compensation Table

The following table provides information concerning the compensation earned by the Named Executive Officers for the fiscal year ended March 31, 2007:

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)		All Other Compensation ($)		Total ($)
Kambiz Y. Hooshmand President and Chief Executive Officer	2007	400,000	1,760,649	300,000		3,108	(3)	2,463,757

Robert G. Gargus Senior Vice President and Chief Financial Officer	2007	250,000	322,976	121,700		4,962	(4)	699,638

Onchuen Daryn Lau Senior Vice President, General Manager, Integrated Communications Products, ICP	2007	260,000	342,066	119,800	(5)	1,000	(6)	722,866

Barbara Murphy Vice President, General Manager, Storage	2007	219,564	380,354	80,800		2,764	(7)	683,482

Robert H. Bagheri Senior Vice President, Operations and Quality	2007	245,000	223,405	111,500		47,642	(8)	627,547

(1)	The amounts shown represent the compensation expense recognized by us in fiscal 2007 for stock options granted to the Named Executive Officers during fiscal 2007 and in prior years that continued to vest during fiscal 2007, in accordance with SFAS No. 123(R). We use the Black-Scholes pricing model to calculate stock-based compensation expense under SFAS No. 123(R). For more information regarding the assumptions used in determining compensation expense under SFAS No. 123(R), see note 1 to our consolidated financial statements included in our fiscal 2007 Annual Report on Form 10-K.
(2)	The amounts shown consist of bonus payments under our cash bonus plan for executives.
(3)	The amount shown consists of a 401(k) matching contribution of $2,038 and supplemental life insurance premiums of $1,070. The amount shown does not include payments of approximately $317,000 in the aggregate that Mr. Hooshmand received in fiscal 2007 in lieu of the reimbursement of certain closing costs and for related tax gross-ups as provided in Mr. Hooshmand’s employment agreement and an amendment thereto that were entered into prior to fiscal 2007; such amounts were reported as compensation for Mr. Hooshmand in the Summary Compensation Table in our fiscal 2006 proxy statement.
(4)	The amount shown consists of a 401(k) matching contribution of $4,000 and a cash-out of accrued holiday time of $962.
(5)	The amount shown does not include a guaranteed bonus of $50,000 that Mr. Lau received in fiscal 2007 in connection with the completion of his first year of employment with us.
(6)	The amount shown consists of a cash-out of accrued holiday time.
(7)	The amount shown consists of a 401(k) matching contribution of $2,000 and a cash-out of accrued holiday time of $764.
(8)	The amount shown consists of housing assistance payments of $42,468, medical reimbursement payments of $2,819, a cash-out of accrued holiday time of $1,885, incidental snack foods valued at $364 and supplemental disability insurance premiums of $106.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the Named Executive Officers during the fiscal year ended March 31, 2007:

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)				All Other Option Awards; Number of Securities Underlying Options(1) (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Kambiz Y. Hooshmand	4/28/2006 4/28/2006 4/28/2006 4/28/2006	— — — —	— — — —	— — — 375,000	(4)	375,000 187,500 187,500 —	(2) (3) (3)	3.67 3.67 4.04 3.67	683,625 341,813 323,381 558,863

Robert G. Gargus	4/28/2006 4/28/2006 4/28/2006 4/28/2006 5/26/2006 5/26/2006	— — — — — —	— — — — — —	— — — 117,500 — —	(4)	117,500 58,750 58,750 — 75,000 75,000	(2) (3) (3) (5) (5)	3.67 3.67 4.04 3.67 3.67 4.04	214,203 107,101 101,326 175,110 104,453 98,213

Onchuen Daryn Lau	4/28/2006 4/28/2006 4/28/2006 4/28/2006	— — — —	— — — —	— — — 100,000	(4)	100,000 50,000 50,000 —	(2) (3) (3)	3.67 3.67 4.04 3.67	182,300 91,150 86,235 149,030

Barbara Murphy	4/28/2006 4/28/2006 4/28/2006 4/28/2006 5/26/2006 5/26/2006	— — — — — —	— — — — — —	— — — 60,000 — —	(4)	60,000 30,000 30,000 — 15,000 15,000	(2) (3) (3) (5) (5)	3.67 3.67 4.04 3.67 3.67 4.04	109,380 54,690 51,741 89,418 20,891 19,643

Robert H. Bagheri	4/28/2006 4/28/2006 4/28/2006 4/28/2006	— — — —	— — — —	— — — 85,000	(4)	85,000 42,500 42,500 —	(2) (3) (3)	3.67 3.67 4.04 3.67	154,955 77,478 73,300 126,676

(1)	All stock option awards were granted under our 1992 Stock Option Plan (the predecessor to the 1992 Plan) and have ten-year terms (except that if the specific revenue and pre-tax profit targets for the “special” grants are not achieved in any fiscal quarter before fiscal 2010, those options will expire).
(2)	Represents a “regular” grant described in “Compensation Discussion and Analysis—Components of Compensation—Equity Incentives.”
(3)	Represents a “performance” grant described in “Compensation Discussion and Analysis—Components of Compensation—Equity Incentives.”
(4)	Represents a “special” grant described in “Compensation Discussion and Analysis—Components of Compensation—Equity Incentives.”
(5)	Represents a “catch-up” grant described in “Compensation Discussion and Analysis—Components of Compensation—Equity Incentives.” On April 28, 2006, we made such “catch-up” grants, consisting of an option to purchase 150,000 shares of common stock awarded to Mr. Gargus and an option to purchase 30,000 shares of common stock awarded to Ms. Murphy, each with an exercise price equal to 100% of the common stock’s fair market value on the grant date. However, in order to reflect the Committee’s original intent that 50% of each of these grants have an exercise price equal to 110% of the fair market value of our common stock on the grant date, these options were cancelled and reissued on May 26, 2006 as reflected in the table above.

(6)	The amounts shown represent the full grant date fair value of each stock option award reported in this column, as calculated under SFAS No. 123(R). We use the Black-Scholes pricing model to calculate stock-based compensation expense under SFAS No. 123(R). For more information regarding the assumptions used in determining compensation expense under SFAS No. 123(R), see note 1 to our consolidated financial statements included in our fiscal 2007 Annual Report on Form 10-K.

Employment Agreements

In March 2005, we entered into a letter agreement with Mr. Hooshmand, pursuant to which Mr. Hooshmand serves as our President and Chief Executive Officer. Under the agreement, Mr. Hooshmand receives a base salary at an annual rate of $400,000. The agreement also provides that Mr. Hooshmand is eligible to participate in any annual bonus program that the Committee may establish. Mr. Hooshmand participates in our standard medical, dental and life insurance benefits, 401(k) plan and our deferred compensation plan. We also pay for a supplemental term life insurance policy with a face value of $2 million for the benefit of Mr. Hooshmand’s designated beneficiary. The agreement also provides for the reimbursement of Mr. Hooshmand’s relocation and temporary living expenses (including tax reimbursement for any taxable income realized upon such reimbursement) along with other benefits commensurate with those offered to our other executive officers.

In February 2006, the letter agreement with Mr. Hooshmand was amended to provide, in lieu of the reimbursement of up to $160,000 in closing costs relating to the purchase of his primary residence, a one-time payment of approximately $317,000 to be used by him exclusively for the purchase of a residence in the San Diego area and to cover the related federal, state or local taxes payable by Mr. Hooshmand. The amendment further provides that in the event Mr. Hooshmand voluntarily leaves his employment with us, or is terminated by us for “cause” (as defined in the agreement), during the 18-month period following the initial disbursement of the payment, then Mr. Hooshmand shall be required to reimburse us for the full amount of the payment.

In September 2005, we entered into a letter agreement with Mr. Gargus, pursuant to which Mr. Gargus serves as our Senior Vice President and Chief Financial Officer. Under the agreement, Mr. Gargus receives a base salary at an annual rate of $250,000. The agreement also provides that Mr. Gargus is eligible to participate in any annual bonus program that the Committee may establish. Mr. Gargus participates in our standard medical, dental and life insurance benefits, 401(k) plan and our deferred compensation plan.

In April 2005, we entered into a letter agreement with Onchuen Daryn Lau, pursuant to which Mr. Lau serves as our Senior Vice President, General Manager, Integrated Communications Products, ICP. Under the agreement, Mr. Lau receives a base salary at an annual rate of $260,000. The agreement also provides that Mr. Lau is eligible to participate in any annual bonus program that the Committee may establish. For the first year of his employment Mr. Lau received a guaranteed bonus of $50,000. Pursuant to the agreement, Mr. Lau also received a $100,000 signing bonus.

In March 2004, we entered into an Employment and Non-Solicitation Agreement with Ms. Murphy, pursuant to which Ms. Murphy serves as our Vice President, General Manager, Storage. Pursuant to the agreement, Ms. Murphy receives a base salary at an annual rate of $245,000.

In October 2005, we entered into a letter agreement with Robert H. Bagheri, pursuant to which Mr. Bagheri serves as our Senior Vice President, Operations and Quality. Under the agreement, Mr. Bagheri receives a base salary at an annual rate of $245,000. The agreement also provides that Mr. Bagheri is eligible to participate in any annual bonus program that the Committee may establish. Mr. Bagheri is eligible for our standard medical, dental and life insurance benefits, 401(k) plan and our deferred compensation plan. The agreement also provides for the reimbursement of his relocation and temporary living expenses (including tax reimbursement for any taxable income realized upon such reimbursement) along with other benefits commensurate with those offered to certain of our executive officers.

Potential Payments Upon Termination or Change in Control

Pursuant to our letter agreement with Mr. Hooshmand, if we terminate Mr. Hooshmand’s employment without cause or if Mr. Hooshmand terminates his employment for good reason, we will pay a separation payment equal to 18 months’ base salary, less applicable withholdings and deductions. We will also pay Mr. Hooshmand a pro rata portion of a $300,000 bonus. In such event, certain of Mr. Hooshmand’s stock options will immediately vest as if he had completed an additional 24 months of service with us and will be exercisable for an additional 24 months after the date of termination (or, if earlier, on the original expiration date of such option). If Mr. Hooshmand’s employment is terminated by us or he resigns for good reason within 12 months following a change of control, he will also receive the foregoing severance benefits.

Pursuant to our letter agreement with Mr. Gargus, if we undergo a change in control, and Mr. Gargus’ employment is terminated within 12 months of such change in control, Mr. Gargus will receive a separation payment equal to 12 months’ base salary, less applicable withholdings and deductions. In addition, Mr. Gargus’ stock options will immediately vest as if he had completed an additional 12 months of service with us, and will be exercisable for an additional 15 months after the date of termination, provided Mr. Gargus has completed up to seven years of employment with us, or for an additional 24 months after the date of termination, provided Mr. Gargus has completed seven or more years of service with us (or in each case, on the original expiration date of such option, if earlier).

Pursuant to our Employment and Non-Solicitation Agreement with Ms. Murphy, if we terminate Ms. Murphy without cause or she resigns with good reason, she is entitled to receive a lump sum severance payment equal to 6 months base salary, reimbursement of her COBRA premiums for 6 months after the termination of employment and 12 months vesting credit on the stock options previously granted by 3ware and assumed by us when we acquired 3ware, subject to Ms. Murphy’s agreement to abide by the surviving terms of her confidentiality agreements and her execution of a full general release in favor of us.

The following table summarizes the potential severance and change-in-control payments payable to Messrs. Hooshmand and Gargus and Ms. Murphy assuming their employment was terminated under the circumstances described above as of March 31, 2007:

Executive	Base Salary Component	Payout of Deferred Compensation Balance	Bonus Component	Value of Employee Benefits(1)	Accelerated Vesting (All Shares)	Accelerated Vesting (“In-the- Money” Shares)	Value of Accelerated Shares(2)	Total Potential Value
K. Hooshmand	$600,000	$208,562	$300,000	$23,586	2,125,000	1,375,000	$516,725	$1,648,873
R. Gargus	250,000	21,745	—	—	183,749	87,500	64,482	336,227
B. Murphy	122,500	122,512	—	11,360	—	—	—	256,372

(1)	The amount shown is based on COBRA premium rates at current plan elections and family coverage categories.
(2)	The amount shown consists of the assumed gain on the accelerated shares based on a market price of $3.65 per share, the closing price of our common stock as reported on the Nasdaq on March 30, 2007, the last trading day in fiscal 2007.

In addition, in accordance with the terms of our equity incentive plans, if we enter into certain change in control transactions, any outstanding stock award held by a person, including an executive officer, whose service with us has not terminated generally will immediately vest with respect to the number of shares that would otherwise be vest under the terms of the award within one year after the date of the change in control transaction.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by the Named Executive Officers as of March 31, 2007:

	Option Awards
Name	Number of Securities Underlying Unexercised Options—Exercisable (#)	Number of Securities Underlying Unexercised Options—Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Kambiz Y. Hooshmand	1,100,000 275,000 — 85,938 42,969 42,969 —	1,100,000 275,000 — 289,062 144,531 144,531 —	(1) (1) (1) (1) (1)	— — 250,000 — — — 375,000	(2) (3)	3.21 3.53 2.98 3.67 3.67 4.04 3.67	3/20/2015 3/20/2015 6/1/2015 4/27/2016 4/27/2016 4/27/2016 4/27/2016

Robert G. Gargus	83,052 40,906 26,927 13,464 13,464 — 17,188 17,188	151,448 74,594 90,573 45,286 45,286 57,812 57,812	(1) (1) (1) (1) (1) — (1) (1)	— — — — — 117,500 — —	(3)	2.82 3.10 3.67 3.67 4.04 3.67 3.67 4.04	10/09/2015 10/09/2015 4/27/2016 4/27/2016 4/27/2016 4/27/2016 4/27/2016 4/27/2016

Onchuen Daryn Lau	107,479 52,938 71,187 35,063 22,916 11,459 11,459 —	127,021 62,562 129,813 63,937 77,084 38,541 38,541 —	(1) (1) (1) (1) (1) (1) (1)	— — — — — — — 100,000	(3)	2.86 3.15 2.40 2.64 3.67 3.67 4.04 3.67	5/30/2015 5/30/2015 10/27/2015 10/27/2015 4/27/2016 4/27/2016 4/27/2016 4/27/2016

Barbara Murphy	11,250 9,375 43,400 13,750 6,875 6,875 — 3,438 3,438 102,205	6,750 8,625 18,600 46,250 23,125 23,125 — 11,562 11,562 —	(1) (1) (4) (1) (1) (1) (1) (1) (5)	— — — — — — 60,000 — — —	(3)	3.29 3.60 2.98 3.67 3.67 4.04 3.67 3.67 4.04 0.13	9/1/2014 2/23/2015 9/28/2010 4/27/2016 4/27/2016 4/27/2016 4/27/2016 4/27/2016 4/27/2016 5/18/2013
Robert H. Bagheri	72,583 35,750 19,479 9,740 9,740 —	145,167 71,500 65,521 32,760 32,760 —	(1) (1) (1) (1) (1)	— — — — — 85,000	(3)	2.65 2.92 3.67 3.67 4.04 3.67	11/13/2015 11/13/2015 4/27/2016 4/27/2016 4/27/2016 4/27/2016

(1)	The stock option vests in equal monthly installments over four years following the date of grant.
(2)	The stock option vests only if we are able to achieve specified revenue goals prior to the expiration of the term of the option.
(3)	The stock option vests only if we are able to achieve, prior to fiscal year 2010, specified revenue and pre-tax profit targets. If such targets are not achieved in any fiscal quarter before fiscal 2010, the stock option will expire.
(4)	40% of the stock option vested on March 31, 2006 and the remainder vests in equal monthly installments over the following two years.
(5)	The option became fully vested on December 18, 2006.

Option Exercises and Stock Vested

The following table provides information regarding shares of our common stock acquired by the Named Executive Officers pursuant to exercises of stock options or the vesting of stock awards during the fiscal year ended March 31, 2007:

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
Kambiz Y. Hooshmand	—	—
Robert G. Gargus	—	—
Onchuen Daryn Lau	—	—
Barbara Murphy	50,000	170,520
Robert Bagheri	—	—

(1)	The value realized on exercise is calculated by multiplying the excess of the market price of our common stock at exercise over the exercise price for the stock options by the number of shares acquired upon exercise.

Pension Benefits

We have no pension plans that provide for specified payments at, following, or in connection with retirement.

Non-qualified Deferred Compensation

The following table provides, for the fiscal year ended March 31, 2007, information with respect to our non-qualified deferred compensation plan as it relates to the Named Executive Officers:

Name	Executive Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)
Kambiz Y. Hooshmand	200,000	13,599	208,562
Robert G. Gargus	19,231	1,973	21,745
Onchuen Daryn Lau	89,150	23,278	266,403
Barbara Murphy	57,678	10,195	122,512
Robert H. Bagheri	37,692	4,823	43,163

(1)	Amounts shown are reported in their entirety in the Summary Compensation Table.
(2)	Amounts shown are not reported in the Summary Compensation Table as they do not consist of above-market or preferential earnings.

We permit select employees to defer up to 100% of their base salary and bonus compensation otherwise payable each year under a non-qualified deferred compensation plan. We do not match or otherwise augment the deferral amounts, which are carried as a liability on our financial statements. Each participant has a nominal account in the plan to which earnings are added under corporate owned life insurance purchased by us. The deferred amount plus earnings is the benefit to which an employee is entitled upon termination of employment by reason of death, disability, change in control, retirement or other termination. Employees may also receive a distribution upon a showing of financial hardship. Payments to key employees may not be made sooner than six months after termination except on account of death or disability.

Director Compensation

The following table provides information concerning the compensation earned by our non-employee directors for the fiscal year ended March 31, 2007:

Name	Fees Earned or Paid in Cash ($)	Option Awards (2)(3)(4) ($)	Total ($)
Cesar Cesaratto	87,500	117,202	204,702
Neil Ransom, Ph.D.	31,419	7,489	38,908
Fred Shlapak	24,548	29,892	54,440
Arthur B. Stabenow	83,500	96,792	180,292
Julie H. Sullivan, Ph.D.	52,464	140,052	192,516
Murray A. Goldman, Ph.D.(1)	24,819	130,503	155,322
Harvey P. White(1)	71,830	97,183	169,013
David B. Wright(1)	24,819	155,920	180,739

(1)	Dr. Goldman and Messrs. White and Wright’s terms as directors ended at our fiscal 2006 annual meeting of stockholders, which was held on March 9, 2007.
(2)	The amounts shown represent the compensation expense recognized by us in fiscal 2007 for stock options granted to the non-employee directors during fiscal 2007 and in prior years that continued to vest during fiscal 2007, in accordance with SFAS No. 123(R). We use the Black-Scholes pricing model to calculate stock-based compensation expense under SFAS No. 123(R). For more information regarding the assumptions used in determining compensation expense under SFAS No. 123(R), see note 1 to our consolidated financial statements included in our fiscal 2007 Annual Report on Form 10-K.
(3)	The aggregate number of shares subject to stock option awards outstanding as of March 31, 2007 was 320,000, 75,000, 75,000, 400,000, 125,000, 89,583, 495,833 and 102,083 for Mr. Cesaratto, Dr. Ransom, Mr. Shlapak, Mr. Stabenow, Dr. Sullivan, Dr. Goldman, Mr. White and Mr. Wright, respectively.

(4)	The following table sets forth the full grant date fair value of each stock option award reported in the table above, as calculated under SFAS No. 123(R):

Name	Grant Date of Option Award	Number of Shares Underlying Option Award (#)	Grant Date Fair Value of Option Award ($)
Cesar Cesaratto	4/1/05 5/2/05 4/3/06 4/3/06	50,000 10,000 50,000 10,000	75,670 12,463 97,855 19,571

Neil Ransom, Ph.D.	2/1/07	75,000	124,208

Fred Shlapak	5/19/06	75,000	112,508

Arthur B. Stabenow	4/1/05 4/3/06	50,000 50,000	75,670 97,855

Julie H. Sullivan, Ph.D.	2/8/05 4/3/06	75,000 50,000	135,848 97,855

Murray A. Goldman, Ph.D.	6/9/05 4/3/06	75,000 50,000	100,500 97,855

Harvey P. White	4/1/05 4/3/06	50,000 50,000	75,670 97,855

David B. Wright	11/18/04 4/3/06	75,000 50,000	192,315 97,855

Director Compensation Policies and Processes

Compensation for our non-employee directors is reviewed yearly by our Governance and Nominating Committee, which presents market data and recommendations to the full Board of Directors for approval. The Governance and Nominating Committee met in May 2006 to review market data prepared by Compensia as well as the 2006 Director Compensation Report published by the National Association of Corporate Directors.

The only change to our non-employee director compensation recommended by the Nominating and Governance Committee for fiscal 2007 was an increase in the annual retainer for the Audit Committee Chair to $16,000 from $12,000, to reflect the additional duties and responsibilities of that position as a result of recent legislation. The Board of Directors adopted the Governance and Nominating Committee’s non-employee director compensation recommendations in May 2006.

The following is a summary of our current non-employee director compensation:

Board of Directors annual retainer: $12,000

Chairman of the Board annual retainer: $24,000

Audit Committee Chair annual retainer: $16,000

Compensation Committee and Governance & Nominating Committee Chair annual retainer: $12,000

Committee Member annual retainer: $8,000

Meeting fees: $2,000 per Board of Directors meeting attended and $500 per telephonic Board of Directors meeting attended, $1,000 per Committee meeting attended and $500 per telephonic Committee meeting attended.

Additional fees: We have also authorized payment of (i) an annual retainer of $12,000 to members of our Technical Advisory Board Committee who are non-employee directors; (ii) a fee of $500 per meeting attended by members of our Enterprise Risk Management Committee who are non-employee directors and (iii) a fee of $1,000 per meeting attended by the chairman of our Compensation Committee with our independent compensation consultant.

Expenses: Reasonable travel-related expenses are reimbursed for attendance at Board and Committee meetings.

Stock options: Each person who becomes one of our non-employee directors is granted a stock option to purchase 75,000 shares of common stock on the date on which the optionee first becomes a non-employee director unless our trading window is closed under our insider trading policy, in which case such option is granted on the first day our trading window is open following the date the optionee first becomes a non-employee director. The exercise price of each stock option granted is equal to the fair market value of one share of common stock on the date of grant. Options granted become exercisable or “vest” in 36 equal monthly installments following the date the director is first elected.

On the second day following our release of earnings for each fiscal year, each non-employee director is granted an option to purchase 50,000 shares of common stock if on such date, he or she has served on our Board for at least six months. The Chairman of the Board is granted an additional option to purchase 10,000 shares of common stock on such date. The exercise price of each stock option granted is equal to the fair market value of one share of common stock on the date of grant. Options granted vest in 12 equal monthly installments following the date of grant.

In the event of a dissolution or liquidation, a sale of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or any other capital reorganization in which more than 50% of our shares entitled to vote are exchanged, either:

•

the director will be given a reasonable time within which to exercise the option, including as to any otherwise unvested shares prior to the effectiveness of such event after which the option will terminate, or

•	the director will be given the right to exercise the option, including as to any otherwise unvested shares, for an equivalent number of shares of stock of the acquiring or surviving corporation.

CERTAIN TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related-Person Transactions

The Charter of our Audit Committee requires that members of the Audit Committee, all of whom are independent directors, review and approve every related-person transaction that must be disclosed by us pursuant to Item 404(a) of Regulation S-K of the SEC. A related-person transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest: any of our executive officers, directors, nominees for director, or more than 5% stockholders, including any of their immediate family members as defined in Item 404(a) of Regulation S-K of the SEC.

In addition, our Audit Committee is responsible for reviewing our management’s efforts to monitor compliance with our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our employees, officers and directors are expected to avoid influences that conflict with our best interests or that might deprive us of their undivided loyalty in business dealings, such as related-person transactions, unless specifically authorized as described in the Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.amcc.com, under Corporate Governance.

Related-Person Transactions During Fiscal 2007

We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are AMCC stockholders will be “householding” our proxy materials, including the Notice. A single Notice and, if applicable, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, a separate proxy statement and annual report, please notify your broker, or if you are holding a physical stock certificate, direct your written request to Computershare Trust Company, 250 Royall Street, Canton, MA 02021, telephone number (312) 588-4143. You may also direct a written request for the separate Notice and, if applicable, the separate proxy statement and annual report to: Investor Relations, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, CA 94089. Stockholders who currently receive multiple copies of the Notice and, if applicable, the proxy materials at their address and would like to request “householding” of their communications should contact their broker or Computershare Investor Services.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. You also can find our SEC filings at the SEC’s website at http://www.sec.gov.

The SEC allows us to incorporate by reference, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference our annual report on Form 10-K for the fiscal year ended March 31, 2007, which contains important information about us and our business, financial condition and results of operations.

Documents specifically incorporated into this document by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document.

A copy of our annual report on Form 10-K for the fiscal year ended March 31, 2007 is available without charge upon written request to: Investor Relations, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, CA 94089 or is available on line at http://www.amcc.com.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Cynthia J. Moreland

Secretary

July 9, 2007

APPLIED MICRO CIRCUITS CORPORATION

PROXY CARD

The Annual Meeting of Stockholders of Applied Micro Circuits Corporation, a Delaware corporation (the “Company”), will be held at the Company’s corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089 on Tuesday, August 21, 2007, at 10:00 a.m., local time, for the purposes stated on the reverse side. The undersigned hereby appoints Kambiz Y. Hooshmand and Robert G. Gargus, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of Applied Micro Circuits Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR EACH OF THE REMAINING PROPOSALS. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN THE BEST JUDGMENT OF THE PROXIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

APPLIED MICRO CIRCUITS CORPORATION INVESTOR RELATIONS 215 MOFFETT PARK DRIVE SUNNYVALE, CA 94089

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER

COMMUNICATIONS

If you would like to reduce the costs incurred by Applied Micro Circuits Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AMCC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPLIED MICRO CIRCUITS CORPORATION

THE GOVERNANCE AND NOMINATING COMMITTEE RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW

1. To elect as Directors of Applied Micro Circuits Corporation the nominees listed below.		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
01) Cesar Cesaratto	05) Fred Shlapak	☐	☐	☐
02) Donald Colvin	06) Arthur B. Stabenow
03) Kambiz Y. Hooshmand	07) Julie H. Sullivan, Ph.D.
04) Niel Ransom, Ph.D.

	For	Against	Abstain
THE AUDIT COMMITTEE RECOMMENDS A VOTE “FOR” PROPOSAL 2

2. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.	☐	☐	☐

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice. The record date for the annual meeting is June 25, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date